Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER RESULTS

WARSAW, N.Y., April 30, 2019 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”),  today reported financial and operational results for the quarter ended March 31, 2019.

Net income for the quarter grew to $11.5 million compared to $9.3 million for the first quarter of 2018. After preferred dividends, net income available to common shareholders was $11.2 million for the quarter, or $0.70 per diluted share, up from $8.9 million, or $0.56 per diluted share, for the first quarter of 2018.

First Quarter 2019 Highlights:

•	Net income of $11.5 million was the second highest in the Company’s history and $2.2 million, or 24%, higher than the first quarter of 2018
•	Diluted earnings per share of $0.70 was $0.14, or 25.0%, higher than the first quarter of 2018
•	Pre-tax pre-provision income of $15.7 million (1) was the highest in the Company’s history, $1.2 million, or 8.5%, higher than the first quarter of 2018
•	Net interest income of $31.8 million was $2.1 million, or 7.0%, higher than the first quarter of 2018
•	Net interest margin expanded to 3.24% from 3.18% in the first quarter of 2018
•	Return on average assets was 1.09%, up from 0.92% in the first quarter of 2018
•	Non-performing loans declined to $5.8 million at quarter-end, down $4.9 million from March 31, 2018
•	As previously announced, the Company declared a quarterly cash dividend of $0.25 per common share, a 4.2% increase from the most recent dividend.

President and Chief Executive Officer Martin K. Birmingham stated, “We delivered another strong quarter as we continue to execute our long-term strategy to achieve sustainable earnings growth. We are seeing meaningful results from our efforts to strengthen and transform our Company, as evidenced by this quarter’s growth in net income, pre-tax pre-provision income and deposits, as well as continued strong asset quality. Our capital ratios improved in the quarter with 30 basis point increases in common equity to assets and tangible common equity to tangible assets (1), or the TCE ratio.”

Chief Financial Officer Justin K. Bigham added, “Our first quarter performance once again demonstrates that we are leveraging the investments we’ve made to deliver year-over-year top-line growth while exercising disciplined expense management to enhance profitability. We also made additional progress on our strategies to optimize the balance sheet by focusing on growth in our relationship-based commercial and residential mortgage businesses and redeploying assets from investment securities into higher-yielding loans.”

Net Interest Income and Net Interest Margin

Net interest income was $31.8 million for the quarter, $237 thousand lower than the fourth quarter of 2018 and $2.1 million higher than the first quarter of 2018.

•

Average interest-earning assets for the quarter were $4.00 billion, relatively unchanged as compared to the fourth quarter of 2018 and $176.1 million higher than the first quarter of 2018. The primary driver of the increase from the prior year was organic loan growth.

•

First quarter 2019 net interest margin was 3.24%, three basis points higher than the fourth quarter of 2018 and six basis points higher than the first quarter of 2018. Net interest margin has been positively impacted by the continued repositioning of the Company’s balance sheet, as a growing proportion of interest-earning assets are deployed into loans.

Noninterest Income

Noninterest income was $9.1 million for the quarter, compared to $9.3 million in the fourth quarter of 2018 and $8.9 million in the first quarter of 2018.

•

Investment advisory fees were $2.2 million in the first quarter of 2019 and the fourth quarter of 2018, compared to $1.8 million in the first quarter of 2018. The increase was primarily the result of the June 1, 2018 acquisition of HNP Capital.

•

Insurance income was $1.4 million in the first quarter of 2019, compared to $1.0 million in the fourth quarter of 2018 and $1.4 million in the first quarter of 2018. The increase compared to the fourth quarter of 2018 was the result of seasonality in this line of business.

•

Income from investments in limited partnerships was $232 thousand in the first quarter of 2019, compared to $184 thousand in the fourth quarter of 2018 and $568 thousand in the first quarter of 2018. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•

Service charges on deposits were $186 thousand lower and ATM and debit card charges were $200 thousand lower than the fourth quarter of 2018. These declines from the linked quarter reflect lower levels of consumer activity, consistent with seasonal trends.

Noninterest Expense

Noninterest expense was $25.2 million in the first quarter of 2019, compared to $27.8 million in the fourth quarter of 2018 and $24.1 million in the first quarter of 2018.

•

Salaries and employee benefits expense totaled $14.0 million in the first quarter of 2019, $14.4 million in the fourth quarter of 2018 and $13.4 million in the first quarter of 2018. The decrease compared to the fourth quarter of 2018 was primarily due to $667 thousand of non-recurring expense incurred in connection with employee retirements and severance recognized in the fourth quarter. The increase compared to the first quarter of 2018 was primarily the result of investments in bank personnel and the 2018 acquisition of HNP Capital. The number of full-time equivalent employees was 687 at March 31, 2019, 702 at December 31, 2018, and 638 at March 31, 2018.

•

Advertising and promotions expense of $520 thousand was $415 thousand lower than the fourth quarter of 2018 and $457 thousand lower than the first quarter of 2018 as a result of the timing of expenses related to the Five Star Bank branding campaign.

•

Professional services expense of $1.2 million was $378 thousand higher than the fourth quarter of 2018 and $275 thousand higher than the first quarter of 2018. The increase was primarily related to the timing of fees for consulting and advisory projects.

•	Fourth quarter 2018 noninterest expense included a previously-disclosed $2.4 million non-cash goodwill impairment charge.

Income Taxes

Income tax expense was $3.0 million for the quarter compared to $2.2 million for the fourth quarter of 2018 and $2.3 million for the first quarter of 2018. The effective tax rate was 20.8% for the quarter compared to 22.7% for the fourth quarter of 2018 and 19.6% for the first quarter of 2018.

Effective tax rates are impacted by items of income and expense not subject to federal or state taxation. The Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities, earnings on company owned life insurance and the fourth quarter 2018 non-cash goodwill impairment charge, a non-tax-deductible expense.

Balance Sheet and Capital Management

Total assets were $4.30 billion at March 31, 2019, down $9.2 million from $4.31 billion at December 31, 2018, and up $150.1 million from $4.15 billion at March 31, 2018.

Investment securities were $866.5 million at March 31, 2019, down $25.7 million from $892.3 million at December 31, 2018. During the quarter, the Company recorded $7.2 million of unrealized gains and used net proceeds of $33.0 million from investment securities to fund loan growth and pay down short-term borrowings. Investment securities were $145.6 million lower than $1.01 billion at March 31, 2018 as a result of $9.3 million of unrealized gains and the use of $154.9 million of net proceeds to primarily fund loan growth.

Total loans were $3.11 billion at March 31, 2019, up $22.6 million, or 0.7%, from December 31, 2018, and up $315.9 million, or 11.3%, from March 31, 2018.

•	Commercial mortgage loans totaled $993.3 million, up $35.1 million, or 3.7%, from December 31, 2018, and up $172.2 million, or 21.0%, from March 31, 2018.
•	Commercial business loans totaled $553.7 million, down $4.1 million, or 0.7%, from December 31, 2018, and up $89.6 million, or 19.3%, from March 31, 2018.

•	Residential real estate loans totaled $534.7 million, up $10.5 million, or 2.0%, from December 31, 2018, and up $56.8 million, or 11.9%, from March 31, 2018.
•	Consumer indirect loans totaled $902.8 million, down $17.2 million, or 1.9%, from December 31, 2018, and up $4.7 million, or 0.5%, from March 31, 2018.

Total deposits were $3.51 billion at March 31, 2019, $141.9 million or 4.2% higher than December 31, 2018, and $128.8 million or 3.8% higher than March 31, 2018. The increase from December 31, 2018, was primarily due to public deposit seasonality while the increase from March 31, 2018, was primarily the result of successful business development efforts. Public deposit balances represented 28% of total deposits at March 31, 2019, compared to 25% of total deposits at December 31, 2018, and 29% at March 31, 2018.

Short-term borrowings were $287.3 million at March 31, 2019, a decrease of $182.2 million from December 31, 2018, and a decrease of $40.3 million from March 31, 2018. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $408.3 million at March 31, 2019, compared to $396.3 million at December 31, 2018, and $380.3 million at March 31, 2018. Tangible common book value per share was $19.77 (1) at March 31, 2019, an increase of $0.76 or 4.00% from $19.01 at December 31, 2018, and an increase of $1.62 or 8.9% from $18.15 at March 31, 2018.

During the first quarter of 2019, the Company declared a common stock dividend of $0.25 per common share, an increase of 4.2% over the previous dividend. The dividend returned 36% of first quarter net income to common shareholders.

The Company’s regulatory capital ratios at March 31, 2019, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.36%, compared to 8.16% and 8.11% at December 31, 2018, and March 31, 2018, respectively.
•	Common Equity Tier 1 Capital Ratio was 9.87%, compared to 9.70% and 10.09% at December 31, 2018, and March 31, 2018, respectively.
•	Tier 1 Capital Ratio was 10.37%, compared to 10.21% and 10.65% at December 31, 2018, and March 31, 2018, respectively.
•	Total Risk-Based Capital Ratio was 12.50%, compared to 12.38% and 13.09% at December 31, 2018, and March 31, 2018, respectively.

Credit Quality

Non-performing loans declined to $5.8 million at March 31, 2019, compared to $7.1 million at December 31, 2018, and $10.7 million at March 31, 2018. The first quarter 2019 provision for loan losses was $1.2 million, reflecting lower levels of charge-offs and loan growth in the first three months of the year. Provision was $3.9 million in the fourth quarter of 2018 and $2.9 million in the first quarter of 2018.

Net charge-offs were $1.8 million in the quarter, $2.1 million lower than the fourth quarter of 2018 and $247 thousand lower than the first quarter of 2018. The ratio of annualized net charge-offs to total average loans was 0.23% in the quarter, 0.51% in the fourth quarter of 2018 and 0.30% in the first quarter of 2018.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. Asset quality ratios continued to improve as the total non-performing loans to total loans ratio decreased to 0.19% at March 31, 2019, from 0.38% one year ago and the ratio of allowance for loan losses to non-performing loans increased to 574% at quarter-end from 322% at March 31, 2018.

Justin Bigham Named CFO

On April 1, 2019, Justin K. Bigham was named Executive Vice President, Chief Financial Officer and Treasurer. Kevin B. Klotzbach, former Chief Financial Officer and Treasurer for the Company, was named Executive Vice President, Senior Financial Advisor. Mr. Klotzbach will remain with the Company through December 31, 2019, to ensure a successful transition.

This announcement represented the culmination of a successful CFO succession plan. In March of last year, the Company communicated Mr. Klotzbach’s intent to retire in 2019. Following a national search, Mr. Bigham joined the Company in October as Executive Vice President and Deputy CFO.

Conference Call

The Company will host an earnings conference call and audio webcast today, April 30, 2019, at 2:00 p.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2019	2018
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$79,786	$102,755	$117,331	$89,094	$122,914
Investment securities:
Available for sale	427,545	445,677	458,310	492,228	510,197
Held-to-maturity	438,984	446,581	459,623	474,803	501,905
Total investment securities	866,529	892,258	917,933	967,031	1,012,102
Loans held for sale	2,069	2,868	3,166	2,014	1,523
Loans:
Commercial business	553,745	557,861	537,942	507,021	464,139
Commercial mortgage	993,259	958,194	905,011	867,049	821,091
Residential real estate loans	534,691	524,155	507,598	489,940	477,935
Residential real estate lines	108,623	109,718	111,204	113,287	115,346
Consumer indirect	902,762	919,917	909,434	906,237	898,099
Other consumer	16,099	16,753	17,142	16,678	16,654
Total loans	3,109,179	3,086,598	2,988,331	2,900,212	2,793,264
Allowance for loan losses	33,327	33,914	33,955	33,955	35,594
Total loans, net	3,075,852	3,052,684	2,954,376	2,866,257	2,757,670
Total interest-earning assets	4,009,496	4,031,151	3,927,238	3,884,628	3,818,839
Goodwill and other intangible assets, net	75,850	76,173	78,853	79,188	74,415
Total assets	4,302,541	4,311,698	4,258,385	4,191,315	4,152,432
Deposits:
Noninterest-bearing demand	732,631	755,460	748,167	719,084	702,900
Interest-bearing demand	707,430	622,482	711,321	658,107	717,567
Savings and money market	1,016,666	968,897	988,486	1,012,972	1,052,270
Time deposits	1,052,110	1,020,068	1,037,755	872,004	907,272
Total deposits	3,508,837	3,366,907	3,485,729	3,262,167	3,380,009
Short-term borrowings	287,300	469,500	308,200	472,800	327,600
Long-term borrowings, net	39,220	39,202	39,184	39,167	39,149
Total interest-bearing liabilities	3,102,726	3,120,149	3,084,946	3,055,050	3,043,858
Shareholders’ equity	408,253	396,293	392,154	386,937	380,302
Common shareholders’ equity	390,925	378,965	374,825	369,608	362,973
Tangible common equity (1)	315,075	302,792	295,972	290,420	288,558
Accumulated other comprehensive loss	$(18,554)	$(21,281)	$(21,820)	$(20,296)	$(18,163)

Common shares outstanding	15,941	15,929	15,925	15,924	15,901
Treasury shares	115	127	131	132	155
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.36%	8.16%	8.18%	8.10%	8.11%
Common equity Tier 1 capital ratio	9.87%	9.70%	9.81%	9.82%	10.09%
Tier 1 capital ratio	10.37%	10.21%	10.34%	10.37%	10.65%
Total risk-based capital ratio	12.50%	12.38%	12.58%	12.66%	13.09%
Common equity to assets	9.09%	8.79%	8.80%	8.82%	8.74%
Tangible common equity to tangible assets (1)	7.45%	7.15%	7.08%	7.06%	7.08%

Common book value per share	$24.52	$23.79	$23.54	$23.21	$22.83
Tangible common book value per share (1)	$19.77	$19.01	$18.59	$18.24	$18.15
Stock price (Nasdaq: FISI):
High	$30.72	$31.55	$33.70	$34.35	$33.00
Low	$25.50	$24.49	$30.12	$28.95	$29.50
Close	$27.18	$25.70	$31.40	$32.90	$29.60

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$41,514	$41,125	$39,117	$37,013	$35,477
Interest expense	9,722	9,096	8,214	6,783	5,775
Net interest income	31,792	32,029	30,903	30,230	29,702
Provision for loan losses	1,193	3,884	2,061	40	2,949
Net interest income after provision for loan losses	30,599	28,145	28,842	30,190	26,753
Noninterest income:
Service charges on deposits	1,680	1,866	1,813	1,703	1,738
Insurance income	1,378	1,012	1,501	1,018	1,399
ATM and debit card	1,443	1,643	1,557	1,531	1,421
Investment advisory	2,216	2,189	2,245	1,911	1,778
Company owned life insurance	410	460	440	443	450
Investments in limited partnerships	232	184	328	123	568
Loan servicing	110	122	96	108	115
Income from derivative instruments, net	168	289	336	176	171
Net gain on sale of loans held for sale	182	266	303	131	96
Net (loss) gain on investment securities	(53)	(39)	(95)	7	-
Net gain on other assets	49	1	37	9	3
Other	1,305	1,355	1,255	1,247	1,168
Total noninterest income	9,120	9,348	9,816	8,407	8,907
Noninterest expense:
Salaries and employee benefits	14,001	14,373	13,970	12,871	13,429
Occupancy and equipment	4,586	4,427	4,337	4,167	4,407
Professional services	1,158	780	1,353	896	883
Computer and data processing	1,223	1,238	1,291	1,358	1,235
Supplies and postage	534	487	485	548	512
FDIC assessments	512	489	498	480	508
Advertising and promotions	520	935	949	721	977
Amortization of intangibles	323	330	334	305	288
Goodwill impairment	-	2,350	-	-	-
Other	2,314	2,394	2,304	2,102	1,865
Total noninterest expense	25,171	27,803	25,521	23,448	24,104
Income before income taxes	14,548	9,690	13,137	15,149	11,556
Income tax expense	3,027	2,199	2,560	2,979	2,268
Net income	11,521	7,491	10,577	12,170	9,288
Preferred stock dividends	365	365	365	366	365
Net income available to common shareholders	$11,156	$7,126	$10,212	$11,804	$8,923
FINANCIAL RATIOS:
Earnings per share – basic	$0.70	$0.45	$0.64	$0.74	$0.56
Earnings per share – diluted	$0.70	$0.45	$0.64	$0.74	$0.56
Cash dividends declared on common stock	$0.25	$0.24	$0.24	$0.24	$0.24
Common dividend payout ratio	35.71%	53.33%	37.50%	32.43%	42.86%
Dividend yield (annualized)	3.73%	3.70%	3.03%	2.93%	3.29%
Return on average assets	1.09%	0.70%	1.00%	1.18%	0.92%
Return on average equity	11.65%	7.50%	10.71%	12.70%	9.89%
Return on average common equity	11.79%	7.46%	10.82%	12.90%	9.95%
Return on average tangible common equity (1)	14.71%	9.40%	13.71%	16.27%	12.52%
Efficiency ratio (2)	60.99%	66.64%	62.04%	60.14%	61.85%
Effective tax rate	20.8%	22.7%	19.5%	19.7%	19.6%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$17,955	$25,411	$17,955	$34,357	$21,941
Investment securities (1)	886,878	937,907	954,027	1,012,846	1,034,831
Loans:
Commercial business	547,182	539,622	519,114	481,045	453,250
Commercial mortgage	977,818	944,476	896,159	842,422	821,311
Residential real estate loans	529,522	515,539	498,371	483,577	470,612
Residential real estate lines	109,529	110,236	111,762	113,948	115,614
Consumer indirect	911,252	914,636	904,480	899,069	885,723
Other consumer	16,226	16,671	16,633	16,449	16,978
Total loans	3,091,529	3,041,180	2,946,519	2,836,510	2,763,488
Total interest-earning assets	3,996,362	4,004,498	3,918,501	3,883,713	3,820,260
Goodwill and other intangible assets, net	76,033	78,314	79,047	75,957	74,577
Total assets	4,282,991	4,268,809	4,187,538	4,142,735	4,086,633
Interest-bearing liabilities:
Interest-bearing demand	668,448	669,491	642,234	677,582	671,991
Savings and money market	965,829	1,011,427	978,578	1,032,425	1,012,574
Time deposits	1,076,687	1,032,632	946,499	906,271	857,184
Short-term borrowings	346,546	355,439	430,697	381,043	411,760
Long-term borrowings, net	39,209	39,191	39,174	39,156	39,138
Total interest-bearing liabilities	3,096,719	3,108,180	3,037,182	3,036,477	2,992,647
Noninterest-bearing demand deposits	727,321	733,717	730,960	699,112	688,123
Total deposits	3,438,285	3,447,267	3,298,271	3,315,390	3,229,872
Total liabilities	3,882,033	3,872,545	3,795,727	3,758,465	3,705,782
Shareholders’ equity	400,958	396,264	391,811	384,270	380,851
Common equity	383,630	378,936	374,482	366,942	363,523
Tangible common equity (2)	$307,597	$300,622	$295,435	$290,985	$288,946
Common shares outstanding:
Basic	15,930	15,922	15,921	15,906	15,890
Diluted	15,978	15,971	15,964	15,948	15,941
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.37%	2.33%	2.35%	2.32%	2.32%
Loans	4.77%	4.68%	4.55%	4.43%	4.36%
Total interest-earning assets	4.23%	4.11%	4.00%	3.86%	3.79%
Interest-bearing demand	0.20%	0.20%	0.19%	0.13%	0.12%
Savings and money market	0.41%	0.38%	0.33%	0.26%	0.18%
Time deposits	2.06%	1.88%	1.69%	1.49%	1.33%
Short-term borrowings	2.70%	2.56%	2.24%	2.01%	1.68%
Long-term borrowings, net	6.30%	6.30%	6.31%	6.31%	6.31%
Total interest-bearing liabilities	1.27%	1.16%	1.07%	0.90%	0.78%
Net interest rate spread	2.96%	2.95%	2.93%	2.96%	3.01%
Net interest rate margin	3.24%	3.21%	3.17%	3.16%	3.18%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$33,914	$33,955	$33,955	$35,594	$34,672
Net loan charge-offs (recoveries):
Commercial business	27	1,135	431	259	(15)
Commercial mortgage	(17)	901	110	(1)	(3)
Residential real estate loans	25	23	16	(53)	(50)
Residential real estate lines	(2)	15	21	(5)	91
Consumer indirect	1,558	1,599	1,246	1,317	1,664
Other consumer	189	252	237	162	340
Total net charge-offs	1,780	3,925	2,061	1,679	2,027
Provision for loan losses	1,193	3,884	2,061	40	2,949
Ending balance	$33,327	$33,914	$33,955	$33,955	$35,594

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.02%	0.83%	0.33%	0.22%	-0.01%
Commercial mortgage	-0.01%	0.38%	0.05%	0.00%	0.00%
Residential real estate loans	0.02%	0.02%	0.01%	-0.04%	-0.04%
Residential real estate lines	-0.01%	0.05%	0.08%	-0.02%	0.32%
Consumer indirect	0.69%	0.69%	0.55%	0.59%	0.76%
Other consumer	4.73%	6.00%	5.66%	3.95%	8.12%
Total loans	0.23%	0.51%	0.28%	0.24%	0.30%

Supplemental information (1)
Non-performing loans:
Commercial business	$594	$912	$2,203	$4,026	$4,312
Commercial mortgage	909	1,586	1,900	2,151	2,310
Residential real estate loans	2,225	2,391	2,057	2,138	2,224
Residential real estate lines	252	255	297	288	372
Consumer indirect	1,822	1,989	1,385	1,124	1,467
Other consumer	2	8	8	4	32
Total non-performing loans	5,804	7,141	7,850	9,731	10,717
Foreclosed assets	41	230	290	299	480
Total non-performing assets	$5,845	$7,371	$8,140	$10,030	$11,197

Total non-performing loans to total loans	0.19%	0.23%	0.26%	0.34%	0.38%
Total non-performing assets to total assets	0.14%	0.17%	0.19%	0.24%	0.27%
Allowance for loan losses to total loans	1.07%	1.10%	1.14%	1.17%	1.27%
Allowance for loan losses to non-performing loans	574%	475%	433%	349%	322%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2019	2018
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$4,302,541	$4,311,698	$4,258,385	$4,191,315	$4,152,432
Less: Goodwill and other intangible assets, net	75,850	76,173	78,853	79,188	74,415
Tangible assets	$4,226,691	$4,235,525	$4,179,532	$4,112,127	$4,078,017

Ending tangible common equity:
Common shareholders’ equity	$390,925	$378,965	$374,825	$369,608	$362,973
Less: Goodwill and other intangible assets, net	75,850	76,173	78,853	79,188	74,415
Tangible common equity	$315,075	$302,792	$295,972	$290,420	$288,558

Tangible common equity to tangible assets (1)	7.45%	7.15%	7.08%	7.06%	7.08%

Common shares outstanding	15,941	15,929	15,925	15,924	15,901
Tangible common book value per share (2)	$19.77	$19.01	$18.59	$18.24	$18.15

Average tangible assets:
Average assets	$4,282,991	$4,268,809	$4,187,538	$4,142,735	$4,086,633
Less: Average goodwill and other intangible assets, net	76,033	78,314	79,047	75,957	74,577
Average tangible assets	$4,206,958	$4,190,495	$4,108,491	$4,066,778	$4,012,056

Average tangible common equity:
Average common equity	$383,630	$378,936	$374,482	$366,942	$363,523
Less: Average goodwill and other intangible assets, net	76,033	78,314	79,047	75,957	74,577
Average tangible common equity	$307,597	$300,622	$295,435	$290,985	$288,946

Net income available to common shareholders	$11,156	$7,126	$10,212	$11,804	$8,923
Return on average tangible common equity (3)	14.71%	9.40%	13.71%	16.27%	12.52%

Pre-tax pre-provision income:
Net income	$11,521	$7,491	$10,577	$12,170	$9,288
Add: Income tax expense	3,027	2,199	2,560	2,979	2,268
Add: Provision for loan losses	1,193	3,884	2,061	40	2,949
Pre-tax pre-provision income	$15,741	$13,574	$15,198	$15,189	$14,505

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.